Exhibit 99.1
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
ICR, LLC
John Mills
310-954-1105
John.Mills@icrinc.com
ALIMERA SCIENCES REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS AND
REVIEWS NEW 36 MONTH SAFETY AND EFFICACY DATA
FROM THE PHASE 3 FAME™ STUDY OF ILUVIEN®
Company Expects to Submit New Data by May 13, 2011 Addressing All Aspects of the FDA’s
Complete Response Letter
Alimera will host a conference call and slide show presentation at 4:30 PM ET today to discuss financial results and recently presented data from the FAME™ Study
Cash, Cash Equivalents and Investments at March 31, 2011 Totaled $50 Million
ATLANTA, May 5, 2011 (GLOBE NEWSWIRE) — Alimera Sciences, Inc. (Nasdaq:ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the first quarter ended March 31, 2011. Alimera will be hosting a conference call at 4:30 p.m. eastern today to discuss these results and review new data from the identifiable subgroup population that was presented at the 2011 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting in Fort Lauderdale, Florida on Tuesday, May 3, 2011 and released that same day.
Submission of Response to the FDA’s Complete Response Letter (CRL)
In December 2010, the U.S. Food and Drug Administration (FDA) issued a CRL to Alimera relating to data through month 24 of the FAME Study in its New Drug Application (NDA) for ILUVIEN in the treatment of diabetic macular edema (DME). Although no new clinical studies were requested, the FDA asked for analyses of the safety and efficacy data through month 36 of the FAME Study to further assess the relative benefits and risks of ILUVIEN. Alimera has completed these analyses of the data through month 36, including this new identifiable subgroup population as further support of the safety and efficacy of ILUVIEN. Alimera expects to submit the new safety and efficacy data to the FDA by May 13, 2011.
The FDA was also seeking additional information regarding controls and specifications regarding the manufacturing, packaging and sterilization of ILUVIEN because the FDA had observed deficiencies in current good manufacturing practices (cGMP) during its facility inspections of two of Alimera’s third-party manufacturers. The FDA has issued letters to both of these third-party manufacturers indicating that the inspections are now closed. Alimera believes that no further action is required and expects to include this information in the response it plans to file with the FDA by May 13, 2011.

“We are pleased that this identifiable subgroup population from the FAME Study provides further support to our upcoming submission to the FDA. Throughout the FAME Study, ILUVIEN has shown significant potential for patients suffering with DME and this new data complements the full population data,” said Dan Myers, Alimera’s president and CEO. “We believe the additional data we recently released will help the FDA further evaluate the safety and efficacy of ILUVIEN. In addition, the third-party manufacturing deficiencies identified in the CRL have been resolved and this information, along with the new safety and efficacy data, will be included in our response to the FDA’s CRL, which we expect to submit by May 13, 2011.”
First Quarter 2011 Financial Results
Net loss for the quarter ended March 31, 2011 was $4.7 million, or $0.15 per common share, compared to net income of $0.2 million or $0.12 per common share, for the quarter ended March 31, 2010. The reported net income during the first quarter of 2010 included income from discontinued operations of $4.0 million related to the exercise by Bausch & Lomb of its option to extend by two years the period during which it may continue to develop an allergy product acquired from Alimera in 2006. Net loss per share was based on 31,277,697 weighted average shares outstanding for the first quarter of 2011 and 1,619,011 weighted average shares outstanding for the first quarter of 2010.
Research and development expenses for the first quarter of 2011 decreased to $1.8 million, compared to $3.1 million for the first quarter of 2010, primarily due to the completion of the FAME Study patient follow-up in September 2010. Offsetting this decrease was an increase in costs associated with contracting medical science liaisons to engage with retina specialists in the study of ILUVIEN.
General and administrative expenses in the first quarter of 2011 were $1.5 million, compared to $0.9 million for the first quarter of 2010. This increase was primarily due to costs associated with operating as a public company. Sequentially, general and administrative expenses declined by $0.2 million compared to the fourth quarter of 2010.
Marketing expenses in the first quarter of 2011 were $1.1 million, compared to $0.2 million for the first quarter of 2010. The increase was primarily due to pre-marketing expenditures related to the commercial launch of ILUVIEN, which was previously expected in the first half of 2011, and the hiring of additional key personnel in the second half of 2010.
As of December 31, 2010, Alimera had cash, cash equivalents and investments of $50.0 million, compared to $54.8 million as of December 31, 2010. In October 2010, Alimera obtained a $32.5 million senior secured credit facility comprised of a $12.5 million term loan and a $20.0 million working capital revolver. Alimera borrowed $6.25 million of the term loan upon the closing of the facility. The remaining $6.25 million would be available only following FDA approval of ILUVIEN, but no later than July 31, 2011. Given the status of the FDA’s review of the NDA, it is unlikely that FDA approval would occur prior to July 31, 2011. However, management is in discussions with the lenders regarding an extension of the availability of the credit facility, but there are no assurances that the credit facility will be amended.

Mr. Myers concluded, “From a financial perspective we believe our current cash, cash equivalents, investments and credit facility are sufficient to fund operations through the projected commercialization of ILUVIEN in late 2011.”
Conference Call and Presentation to be Held Today
Alimera will hold a conference call to discuss these results and data today at 4:30 P.M. ET. The conference call will be hosted by Dan Myers, President and Chief Executive Officer, Rick Eiswirth, Chief Operating Officer and Chief Financial Officer, and Ken Green Ph.D., Chief Scientific Officer.
To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of Alimera’s corporate website at http://www.alimerasciences.com.
Slides from the conference call containing more detailed information with respect to the new data presented by Dr. Antoszyk at the 2011 ARVO Annual Meeting on May 3, 2011 are being furnished by Alimera to the Securities and Exchange Commission in a Current Report on Form 8-K.
A replay of the conference call will be available beginning May 5, 2011 at 7:30 P.M. ET and ending on May 19, 2011 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international), Conference ID Number: 62334484. A replay of the webcast will be available on the corporate website for two weeks, through May 19, 2011.
About ILUVIEN®
ILUVIEN is an investigational, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of corticosteroid fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, ILUVIEN, is an investigational intravitreal insert containing FAc, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.

Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplate,” “predict,” “project,” “target,” “likely,” “potential, “ “continue, “ “will,” “would,” “should, “ “could,” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, inability of Alimera’s outside sales force to successfully sell and market ILUVIEN in the U.S. following regulatory approval and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s annual report on Form 10-K for the year ended December 31, 2010, which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands, except share
	and per share data)

RESEARCH AND DEVELOPMENT EXPENSES	$1,757	$3,065
GENERAL AND ADMINISTRATIVE EXPENSES	1,540	904
MARKETING EXPENSES	1,117	247

OPERATING EXPENSES	4,414	4,216
INTEREST INCOME	12	2
INTEREST EXPENSE	(295)	(474)
DECREASE IN FAIR VALUE OF PREFERRED STOCK CONVERSION FEATURE	—	3,265

LOSS FROM CONTINUING OPERATIONS	(4,697)	(1,423)
INCOME FROM DISCONTINUED OPERATIONS	—	4,000

NET (LOSS) INCOME	(4,697)	2,577
PREFERRED STOCK ACCRETION	—	(359)
PREFERRED STOCK DIVIDENDS	—	(2,025)

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(4,697)	$193

NET (LOSS) INCOME PER SHARE APPLICABLE TO COMMON STOCKHOLDERS — Basic and diluted	$(0.15)	$0.12

WEIGHTED — AVERAGE SHARES OUTSTANDING — Basic and diluted	31,277,697	1,619,011

BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$49,457	$28,514
Investments	503	26,330
Prepaid expenses and other current assets	846	1,078
Deferred financing costs	247	272

Total current assets	51,053	56,194
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	180	220

TOTAL ASSETS	$51,233	$56,414

CURRENT LIABILITIES:
Accounts payable	$2,013	$1,677
Accrued expenses	1,434	2,731
Outsourced services payable	681	841
Notes payable	1,852	1,157
Capital lease obligations	11	11

Total current liabilities	5,991	6,417
LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	4,162	4,767
Other long-term liabilities	15	18
STOCKHOLDERS’ DEFICIT:
Common stock	313	313
Additional paid-in capital	233,888	233,338
Common stock warrants	415	415
Accumulated deficit	(193,551)	(188,854)

TOTAL STOCKHOLDERS’ EQUITY	41,065	45,212

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,233	$56,414